UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2012

ONLINE RESOURCES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-26123	52-1623052
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4795 Meadow Wood Lane

Chantilly, Virginia 20151

(Address of principal executive offices)

703-653-3100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 22, 2012, Catherine A. Graham submitted her notice of resignation from her positions with Online Resources, Inc. (the “Company”) as Executive Vice President and Chief Financial Officer of the Company. Ms. Graham’s resignation will be effective on April 13, 2012. Ms. Graham is resigning in order to pursue another opportunity and not due to any disagreement or dispute with the Company’s management or members of the board of directors of the Company.

In connection with Ms. Graham’s resignation, the Company and Ms. Graham entered into a Resignation and General Release Agreement dated March 22, 2012 (the “Resignation Agreement”). Pursuant to the Resignation Agreement, the Company has agreed to pay Ms. Graham a lump sum payment in the aggregate amount of $625,321. So long as Ms. Graham does not revoke the Resignation Agreement and signs an additional release on or after April 13, 2012, the payment will be made on the Company’s first regular payroll date that is at least eight days after her execution of the additional release. Additionally, the Company has agreed to reimburse Ms. Graham for the monthly premium for up to 12 months under the Company’s group medical, dental and vision insurance plans should she elect to participate in those plans under the provisions of the U.S. Consolidated Omnibus Budget Reconciliation Act of 198, as amended (COBRA). The Company also has agreed to accelerate the vesting for 67,991 restricted stock units previously granted to Ms. Graham such that those restricted stock units are fully vested.

In return for the consideration described above, Ms. Graham has agreed to certain restrictive covenants as set forth in the Resignation Agreement, including, among other things, agreements that during the period ending August 30, 2013 (i) she will not to compete against the Company by rendering any services for certain listed competitors of the Company, (ii) she will not to solicit customers, clients, partners, licensees, licensors, suppliers, vendors or other persons to cease doing business with the Company, and (iii) she will not solicit or hire any employees of the Company. Additionally, Ms. Graham has agreed to a release in favor of the Company.

The Company will begin its search for a new Chief Financial Officer immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Online Resources Corporation

Dated: March 22, 2012	By:	/s/ Joseph L. Cowan
	Name:	Joseph L. Cowan
	Title:	President and Chief Executive Officer